Exhibit 21.1

SUBSIDIARIES OF CRESCENT CAPITAL BDC, INC.

Name	Jurisdiction
Crescent Capital BDC Funding, LLC	Delaware
CBDC Universal Equity, Inc.	Delaware
CCAP CA Lending LLC	Delaware

In addition, we have a single entity that is considered a controlled “affiliate” entity as described in “Note 3 “Agreements and Related Party Transactions” as of December 31, 2020, included in the Notes to Consolidated Financial Statements portion of Crescent Capital BDC. Inc.’s Form 10-K for the year ended December 31, 2020.